CORRECTIONAL SERVICES CORPORATION

CHANGE IN CONTROL, RETENTION AND SEVERANCE AGREEMENT

                                CHANGE IN CONTROL, RETENTION AND SEVERANCE AGREEMENT  (“Agreement”) made and entered into as of this 14th day of July, 2005, by and between CORRECTIONAL SERVICES CORPORATION, a Delaware corporation (the “Company”), and JOHN R. MENTZER, III (“Employee”).

                                WHEREAS, Employee is currently employed by the Company; and

                                WHEREAS, the Company is currently planning a merger (the “Merger”) of GEO Acquisition, Inc., (“GEO”) a Delaware corporation with and into the Company, pursuant to which the Company shall become a wholly-owned subsidiary of GEO; and

                                WHEREAS, the Company desires to retain the services of Employee through, and for a ninety-day period following, the conclusion of the Merger; and

                                NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

                1.              Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

                                (a)           “Cause”  shall mean (i) any act of personal dishonesty committed by Employee in connection with his responsibilities as an employee or officer of the Company which is intended to result in personal enrichment of Employee to the detriment of the Company, (ii) Employee’s conviction of a crime that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by Employee injurious to the Company and constituting gross misconduct in the performance of his duties or (iv) continued willful violations by Employee of his obligations to the Company after receiving a written notice from the Company describing the basis for the Company’s belief that Employee was not substantially performing his duties.

                                (b)           “Company”  shall mean Correctional Services Corporation and any successor to all or substantially all of the business and/or assets of the Company, by purchase, merger, share exchange, consolidation or otherwise, whether direct or indirect or by operation of law or otherwise.

                                (c)           “Constructive Discharge” shall mean (i) a reduction of Employee’s base salary as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced, unless the reduction is similar to all employees; (iii) the required relocation of Employee to a facility or a location more than twenty (20) miles from his current office location; or (iv) the failure of the Company to obtain the assumption of the obligations under this Agreement by a successor entity.

                                All other capitalized terms used in this Agreement shall have the meanings given them in this Agreement.

                2.              Continued Employment.

                                Subject to the terms and conditions of this Agreement, in consideration of the agreements of the Company set forth herein, and provided that the Company shall have complied fully with its obligations under Section 3(a) below, Employee agrees to remain in the employ of the Company until the date which is ninety (90) days after the closing date of the Merger (the “Retention Date”). During such time, the Company shall continue to pay to Employee his full base salary through the Retention Date at the rate in effect as of the date of this Agreement, plus all other amounts to which Employee is entitled under any Company compensation or retirement plan in which he is then a participant, payable at the time such payments are normally due, and Employee will continue to perform the duties of his or her current position and such other duties as are assigned to him or her in connection with or related to his or her qualifications and experience. During such period, the Company shall continue to provide Employee with health insurance benefits (including medical and dental benefits) substantially similar to those Employee was receiving immediately prior to the date of this Agreement and Employee shall continue to participate in the Company’s employee benefits plans, including, but not limited to the 401(k) plan, health insurance plans, option plans and other incentive plans, provided that Employee satisfies any eligibility requirements for such plans.

                3.              Severance Benefits.

                                (a)           Subject only to the delivery by Employee to the Company of an executed Release of All Claims Agreement, in the form attached hereto as Exhibit A, at or after the time of the Merger, the Company shall pay to the Employee, not later than the third business day following the Effective Date of the Release of All Claims Agreement, as severance pay and a retention bonus and in consideration of his entering into the Release of All Claims Agreement, a lump sum severance payment (the “Severance Payment”) equal to Employee’s annual base salary at the rate in effect on the closing date of the Merger. Employee’s rights to receive the Severance Payment shall terminate if Employee voluntarily resigns prior to the Merger or Employee’s employment with the Company is terminated by reason of Employee’s death or Disability (as defined in Section 4 below) prior to the closing date of the Merger or if the Company terminates Employee for Cause prior to the Merger. If the Company terminates Employee’s employment prior to the Merger, for any reason other than Cause, or in the event of a Constructive Discharge by the Company of the Employee prior to the Merger, Employee shall be entitled to the Severance Payment and the other benefits contemplated by this Agreement.

                                (b)           In addition to the Severance Payment, the Company shall provide to Employee for a period of 12 months from and after the earlier of the Retention Date or the date of the termination of his employment, without cost to Employee (notwithstanding the COBRA provisions that require Employee to pay for such benefits following the termination of his employment), health insurance benefits (including medical and dental benefits) substantially similar to those Employee was receiving immediately prior to the closing of the Merger; provided, however, that the benefits otherwise receivable by Employee pursuant to this Section 3(b) shall be reduced to the extent comparable benefits are received by Employee during the 12-month period following the termination of his employment, any benefits so received to be reported to the Company by Employee.

                                (c)           The Company also shall pay for all legal fees and expenses incurred by Employee in seeking to obtain or enforce any right or benefit provided by this Agreement (including any legal fees and expenses incurred in contesting any purported termination of his employment for Cause or any denial by the Company of any of the benefits provided to Employee herein).

                                (d)           Payments hereunder shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Employee) would be limited or precluded by Code Section 280G and without regard to whether such payments (or any other payments) would subject Employee to the federal excise tax levied on certain “excess parachute payments” under Internal Revenue Code Section 4999; provided, that if any such payment or payments (the “Required Contractual Payments”) subject Employee to the imposition of tax under Section 4999 of the Code (“Section 4999 Tax”), the Required Contractual Payments shall be grossed-up so that, in addition to such payments, the Company shall timely pay to Employee the amount necessary so that after imposition of any Section 4999 Tax and any income tax on such additional payments, Employee shall be entitled to receive an amount equal to the amount of the Required Contractual Payment as if such Required Contractual Payment were not subject to Section 4999 Tax.

                4.               Unused vacation.

                                Employee shall be entitled to payment for all unused vacation time upon the termination of Employee’s employment with the Company. The amount of the payment shall be based on Employee’s then-current salary and shall be included in Employee’s final payroll payment.

                5.             Death, Disability, Cause and Voluntary Termination.

                                If Employee’s employment shall terminate before the Merger by reason of Employee’s death or inability to perform the essential functions of his job with or without a reasonable accommodation, or his employment shall be terminated before the Merger for Cause, or if he voluntarily terminates his employment before the Merger, (excluding a termination attributable to a Constructive Discharge), this Agreement shall terminate without further obligation to Employee or his legal representatives other than the obligation to pay Employee or his legal representatives any unpaid salary or other compensation through the date of termination. Provided, however, that the provisions of paragraphs 7, 8, 9, and 10 of this

Agreement and the waiver and release provisions of the Release of All Claims Agreement shall survive the termination of this Agreement. If the Company determines in good faith that the inability of Employee to perform the essential functions of his job with or without a reasonable accommodation has occurred before the Merger, it may give Employee written notice of its intention to terminate his employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after his receipt of such notice; provided that, within the 30 days of such receipt, Employee shall not have returned to performance of the essential functions of his job with or without a reasonable accommodation.

                6.              Condition Precedent.

                                As a condition precedent to receiving any payments or benefits under this Agreement and subject to the provisions of the Release of All Claims Agreement, Employee shall execute the Release of All Claims Agreement, which is attached as Exhibit A.

                7.             Confidentiality.

                                Employee acknowledges and agrees that, during his employment by the Company, Employee holds a fiduciary relationship, capacity, and duty with respect to employment with the Company and agrees that he will not, except for the Company’s sole benefit, use, reveal, communicate, or divulge either during Employee’s employment or after the end of said employment, to any person, corporation, or other entity, any trade secrets or other Confidential Information. For purposes of this Agreement, Confidential Information includes but is not limited to knowledge, data, or records, whether written or otherwise, of whatsoever kind or nature not generally available to the public. Employee will, except for the Company’s use, not copy, duplicate, transcribe, or in any way reproduce (including without limitation electronically), any Company documents or objects or remove them from the Company’s offices or facilities, except for the Company’s sole benefit, during Employee’s employment or at any time after the end of said employment. Employee further agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company upon the termination of employment, or at any time upon the Company’s request.

                8.             Nonsolicitation of Specific Prospective or Existing Customers or Clients.

                                Employee agrees that during his employment with the Company and for a period of two (2) years after Employee leaves the employment of the Company (for any reason whatsoever, with or without Cause, voluntarily or involuntarily), Employee will not, either alone or in concert with others, directly or indirectly, solicit, entice, induce or encourage, take-away, attempt to take-away or do business with any of the Company’s specific prospective or existing customers or clients for or on behalf of a competing business; will not, either alone or in concert with others, directly or indirectly, solicit, entice, induce or encourage any clients to discontinue or decrease their use of the Company’s services or products or to discontinue referring prospective clients to the Company. A “specific prospective” customer or client means any person or entity with which the Company is or has been, at any time during the six (6) month period preceding Employee’s solicitation of the customer or client, engaged in substantive formal or informal discussions regarding the provision of the Company’s goods or services.

                9.             Covenant Not to Solicit Company Employees.

                                During Employee’s employment with the Company, and for one (1) year after Employee leaves the employment of the Company (for any reason whatsoever, with or without cause, voluntarily or involuntarily), Employee will not, directly or indirectly employ, attempt to employ, solicit, entice, or induce, any then-current Company employee or consultant, to perform services as a consultant, employee, associate, agent, sales representative, or contractor for any person, company or business organization other than the Company.

                10.           Work Product.

                                Employee agrees that all memoranda, notes, records, work product, reports, drawings, training manuals, or other writings or documents, equipment, apparatus, products, or materials and the like, including all copies thereof, made or compiled by Employee or made available to Employee in the course of his employment, shall be and are the property of the Company and shall be delivered to the Company upon termination of Employee’s employment or at any other time upon request.

                11.           Term of Agreement.

                                This Agreement shall be and become effective as of the date set forth above and shall continue in effect until the date that all obligations of the parties hereto under this Agreement have been satisfied in full, or earlier, as set forth in above.

                12.           No Mitigation.

                                Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee from employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise except as specifically provided herein.

                13.           No Employment Contract Created.

                                Nothing contained in this Agreement shall be interpreted or construed as creating a contract of employment between the Company and Employee or in any way requiring the Company to employ Employee, or for Employee to remain in the employ of the Company, for any period of time. Notwithstanding the terms of this Agreement, Employee at all times shall remain an at will employee of the Company and, as such, either he or the Company may terminate his employment with the Company at any time for any reason, subject to the terms of this Agreement.

                14.           Successors; Binding Agreement.

                                (a)           The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and any successor (whether by purchase, merger, share exchange, consolidation, or otherwise, whether direct or indirect, and whether by operation of law, or otherwise) acquiring all, or substantially all, of the business and/or assets of the Company will be required by the Company to assume expressly and agree to perform the obligations of the Company under this Agreement. The failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company had obtained such assumption and agreement prior to the effectiveness of any such succession, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the closing date of the Merger.

                                (b)           The Company has agreed to enter into this Agreement for the purposes set forth in the recitals to this Agreement. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement except upon his death as provided herein. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees and legatees.

                                (c)           If, at any time during the term of this Agreement, Employee is employed by a subsidiary of the Company, any reference to the “Company” shall also include such subsidiary, unless the context otherwise requires. The Company shall cause the subsidiary to carry out the terms of this Agreement insofar as they relate to the employment relationship between Employee and the subsidiary, and shall indemnify Employee and save Employee harmless from and against all liability and damage Employee may suffer as a consequence of the subsidiary’s failure to perform and carry out such terms. Wherever reference is made to any benefit program of the Company, such reference shall include, where appropriate, the corresponding benefit program of the subsidiary if Employee were a participant in the benefit program on the closing date of the Merger.

                15.           Severability.

                                The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                16.           Notices.

                                Any notice required or permitted to be given under this Agreement shall be given in writing, and shall be delivered by hand or by certified mail, postage prepaid and return receipt requested, addressed as set forth below:

If to the Company:

Correctional Services Corporation
1819 Main Street, Suite 1000
Sarasota, Florida 34236
Attention:  Chief Executive Officer

If to Employee:

John R. Mentzer, III
3772 Countryside Road
Sarasota, FL 34233

                                All notices delivered by certified mail shall be deemed delivered on the third day (not including Sundays or holidays observed by the U.S. postal service) after mailing. Notices delivered by hand to Employee must be delivered in person to Employee. Notices delivered by hand to the Company must be delivered to a person at the offices of the Company or in person to the Chief Executive Officer. Any change of address by either the Company or Employee must be promptly communicated in writing and delivered in accordance with this Section 16.

                17.           Waivers.

                                No purported waiver of any of the terms of this Agreement shall be effective unless made in writing by the party granting the waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party hereto shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

                18.           Entire Agreement.

                                This Agreement, along with the Release of All Claims Agreement attached as Exhibit A, constitutes the entire understanding of Employee and the Company with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, written or oral, relating thereto. This Agreement and the provisions hereof may not be changed, waived or canceled orally, but may be changed, waived, or canceled only by an instrument in writing signed by the parties hereto.

                19.           Section Headings.

                                The Section headings of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the provisions of this Agreement.

                20.           Validity.

                                The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                21.           Governing Law and Interpretation.

                                This Agreement shall be governed by the laws of the State of Florida, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity of enforceability of any other provisions.

                22.           Withholding.

                                The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                23.           Contest Procedures.

                                Employee shall promptly notify the Company in writing of any proposed assessment or the commencement of any tax audit or administrative or judicial proceeding or any demand or claim on Employee that, if determined adversely to Employee or after the lapse of time, could be grounds for imposition of a Section 4999 Tax on Employee (a “Section 4999 Contest”). The Company shall have the sole right, at its expense, to control the conduct of such Section 4999 Contest and agree to any settlement thereof to the extent such contest involves a Section 4999 Tax for which a gross-up payment is required under Section 2(b) of this Agreement. Employee shall have the right, at his own expense, to participate in any such Section 4999 Contest to the extent it involves taxes other than a Section 4999 Tax for which a gross-up payment is required under Section 2(b) of this Agreement. In the event the Company chooses not to exercise its right to control the conduct of a Section 4999 Contest, Employee may control the conduct of such audit. The Company shall reimburse all legal fees and expenses incurred by Employee in connection with such a Section 4999 Contest to the extent such contest relates to a Section 4999 Tax for which a gross-up payment is required under Section 2(b) of this Agreement.

                24.           Remedies.

                                Employee agrees that a breach by Employee of the provisions of Sections 7, 8, 9 and/or 10 of this Agreement would result in irreparable and continuing damage to the Company. In the event of a breach of any such provision of this Agreement by Employee, the Company shall be entitled to immediately pursue any and all remedies it may have against Employee in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. The Company agrees that any breach by the Company of the provisions of Section 3 of this Agreement would result in irreparable and continuing damage to Employee. In the event of a breach of any such provision of this Agreement by Employee, the Employee shall be entitled to immediately pursue any and all remedies he may have against the Company in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. It is agreed that in the event of any litigation or proceeding under this Agreement (other than an action challenging the validity of this Agreement under the Older Workers Benefit Protection Act), the prevailing party shall be entitled to all costs and expenses incurred in such litigation or proceeding, including reasonable attorney’s fees.

                                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CORRECTIONAL SERVICES CORPORATION

By:	/s/ Stuart M. Gerson
Name:	Stuart M. Gerson
Title:	Chairman of the Board of Directors

/s/ John R. Mentzer, III
John R. Mentzer, III

EXHIBIT A

RELEASE OF ALL CLAIMS AGREEMENT

                THIS RELEASE OF ALL CLAIMS AGREEMENT (“Agreement”) sets forth the agreement reached between John R. Mentzer, III (“Employee”) and Correctional Services Corporation (the “Company”).

WHEREAS, although unlikely, potential claims, and possible disputes may exist between Employee and the Company arising out of Employee’s employment with the Company.

WHEREAS, Employee and the Company have discussed these matters and it is their mutual desire that all such claims and disputes be resolved by this Agreement.

WHEREAS, Employee is signing this Agreement on the closing date of the Merger.

                NOW THEREFORE, in accordance with the terms of the CHANGE IN CONTROL, RETENTION AND SEVERANCE AGREEMENT executed by Employee and the Company on July 14, 2005 (the “Change in Control Agreement”), and intending to be legally bound by the terms of the Change in Control Agreement and by the terms of this Agreement, the parties agree as follows:

1.	The Company will pay to Employee all of the payments and will provide all of the benefits described in the Change in Control Agreement (the “Payments”). Employee agrees that these payments are consideration to which he would not otherwise be entitled but for his execution of this Agreement.

2.	In exchange for the Payments, Employee voluntarily and knowingly agrees that Employee:

a)	shall not sue the Company, GEO Acquisition, Inc. (“GEO”), and any of the Company’s or GEOs officers, directors, managers, employees, shareholders, agents, parent corporations, subsidiaries, affiliates, predecessors, successors and assigns, and the heirs, executors, personal representatives and assigns of any such person or entity (collectively referred to as “Releasees”), or authorize a third-party, directly or indirectly, to file any complaint or suit against Releasees on Employee’s behalf, except in the event of a breach of, or the enforcement of, or action regarding the validity of, this Agreement.

b)	waives and releases and forever discharges Releasees from any and all claims, rights, and causes of action, in law or in equity, of any kind whatsoever, which Employee has or may have against Releasees as of the Effective Date of this Agreement, whether such claims, rights, or causes of action are now known or are later discovered. The foregoing waiver and release is a full and final bar to any and all claims Employee has or may have against Releasees, except those concerning the validity of this waiver under the Older Workers Benefit Protection Act. The claims, rights, and causes of action covered by this waiver and release include, but are not limited to, any claim based on any federal, state, or local law, constitution, executive order, statute or ordinance, including the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Occupational Safety and Health Act of 1970; the National Labor Relations Act of 1935 (including the Labor Management Relations Act of 1947); the Florida Civil Rights Act of 1992; Florida’s “Whistleblower” law (Florida Statute § 448.102); the Broward County Human Rights Act; and any other claim, right, or cause of action founded in tort (including negligence), contract, public policy, estoppel or any other common law or equitable basis of action of any type. Employee acknowledges that this Agreement does not interfere with his right to file a charge with or participate in an investigation or proceeding conducted by the EEOC.

c)	shall not take any action or make any comments which might embarrass, harass or adversely affect Releasees, or its business operations, practices or services.

d)	Employee further agrees to continue abiding by all the promises he made in the Change in Control Agreement, which are intended to survive the termination of Employee’s employment with the Company.

3.	It is understood by Employee and the Company that the foregoing promises are essential to this Agreement, and that, but for the agreement of Employee to comply with Section 2 of this Agreement, this Agreement would not have been entered into by the parties. Breach of any of the promises as set forth in Section 2 of this agreement shall be a material and substantial breach of this Agreement.

4.	Employee agrees that a breach of this Agreement would result in irreparable and continuing damage to the Company. In the event of a breach of any provision of this Agreement by Employee, the Company shall be entitled to immediately pursue any and all remedies it may have against Employee in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. It is agreed that in the event of any litigation or proceeding under this Agreement (other than an action challenging the validity of this Agreement under the Older Workers Benefit Protection Act), the prevailing party shall be entitled to all costs and expenses incurred in such litigation or proceeding, including reasonable attorney’s fees.

5.	Any waiver by Employee or the Company of a breach of any provision of this Agreement shall not be construed to be a waiver of any other breach of any provision of this Agreement. The failure of Employee or the Company to insist upon strict adherence to any term of this Agreement shall not constitute a waiver by such party to require at some subsequent time strict adherence to such term. To be effective, any waiver must be in writing and signed by the waiving party.

6.	Neither this Agreement, nor anything contained herein, shall be construed as an admission or concession by the Company or by Employee of any liability, unlawful conduct, or wrongdoing whatsoever.

7.	This Agreement shall be binding upon any heirs, successors or assigns of Employee and the Company.

8.	This Agreement, together with the Change in Control Agreement, contains the complete, full, and exclusive understanding of Employee and the Company and supersedes any and all other oral or written agreements between them. This Agreement supersedes and renders null and void any previous employment contracts, whether written or oral, between Employee and the Company, except that Change in Control Agreement which is intended to survive the execution of this Agreement.

9.	Any amendments, additions, or supplements to this Agreement shall be effective and binding on Employee and the Company only if any such amendments, additions, or supplements are in writing and signed by both parties.

10.	If any provision of this Agreement is invalid, illegal or unenforceable, it shall not affect the other provisions of this Agreement, which shall remain in effect. This Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

11.	This Agreement shall be governed by the laws of the State of Florida, and venue of any action brought under this Agreement shall be exclusively in Broward County, Florida. Any trial/hearing/proceeding under this Agreement shall be heard by a JUDGE WITHOUT A JURY.

12.	Employee acknowledges that he received a copy of this Agreement at least twenty-one (21) days before the date on which he signs such Agreement and that he has had the opportunity to consider the terms of this Agreement for at least twenty-one (21) days.

13.	Employee has been given the opportunity to negotiate with respect to the terms of this Agreement.

14.	Employee is advised to consult with an attorney prior to signing this Agreement.

15.	For a period of seven (7) days following the date Employee signs this Agreement, which signing shall occur on the closing date of the Merger, Employee may revoke this Agreement by providing written notice of revocation to the Director of Human Resources of the Company, to be received by him/her not later than the end of the seven (7) day period.

16.	This Agreement shall become effective and enforceable upon expiration of the seven (7) day revocation period unless this Agreement is timely revoked by Employee. The “Effective Date” of this Agreement shall be the eighth day following the signing of this Agreement by Employee. Nothing in this Agreement waives any rights or claims arising after the Effective Date of this Agreement.

BOTH PARTIES, HAVING HAD A FULL OPPORTUNITY TO REVIEW THE FOREGOING, AND BOTH PARTIES, BEING IN COMPLETE AND FULL AGREEMENT AS TO THE TERMS OF THIS AGREEMENT, HAVE VOLUNTARILY SIGNED THIS AGREEMENT.

EMPLOYEE

______________________________	______________________________
Name	By:
Title:

______________________________	______________________________
Date	Date

______________________________	______________________________
Witness	Witness

ATTEST:	CORRECTIONAL SERVICES CORPORATION

________________________	By:________________________
Name:	Name:
Title:	Title: